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EXHIBIT 10.52

[QWEST LOGO]

Jill Sanford
Vice President—Human Resources
Compensation, Benefits & HRIS

1801 California Street, 45th Floor
Denver, CO 80202

jill.sanford@qwest.com
(303) 992-5943
(303) 992-1632 (fax)

March 27, 2003

Mr. John W. Richardson

Dear John:

We are pleased to extend an offer of employment to you on behalf of Qwest Corporation. At Qwest our foundation is the Spirit of Service and our priority is to serve our customers every day. We offer exciting opportunities to work in a fast-paced, technology driven environment. For this you would be well rewarded through highly competitive compensation and benefits programs. You would be an asset to our enthusiastic, energetic and dedicated team and encourage you to seriously consider the attractive offer outlined below.

This letter is intended to set forth the terms and conditions of an employment offer for you to work for Qwest Services Corporation in the position of Senior Vice President and Controller reporting directly to Oren Schaffer, Executive Vice President and Chief Financial Officer.

1.
Base Salary: $300,000 per annum

2.
Annual Bonus Plan: You will be eligible to participate in the annual bonus plan for 2003. Your target bonus will be 90% of your annual base pay.

3.
Equity Incentive Plan: You are entitled to participate in Qwest's Equity Incentive Plan. You will receive a non-qualified stock option grant of 125,000 shares of Qwest common stock pursuant to the Equity Incentive Plan ("EIP"), as amended. The purchase price of each share covered by this grant will be the later of either 1) the closing price on your date of hire, or 2) the date of grant approval by the EIP Committee or its delegates, which generally occurs weekly. The options will vest and become exercisable in installments of twenty-five percent (25%) per year for 4 years beginning 1 year from the date of the grant, for as long as you remain in continuous employment with Qwest.

John Richardson
March 27, 2003, Page 2

4.
Executive Prerequisite: You will receive an executive perquisite benefit of $25,000 (prorated to the month of your hire and grossed up for income tax). Your perquisite check will be payable to you with your first paycheck.

5.
Executive Benefits: As a Senior Vice President, you will be eligible for the following:

  a)
  30 days of time off with pay per year.

  b)
  Supplemental Executive Retirement Plan—This plan makes up the difference between what would be paid under the Qwest Pension Plan, without IRS limits on compensation, and what is actually paid under that plan.

  c)
  Supplemental Executive Disability Coverage—You are eligible to receive up to 26 weeks of short term disability benefits. This benefit pays 70% of your base pay plus target bonus with no maximum monthly benefit. In addition, if your employment ends as a result of a disability, you are eligible to receive a long-term disability benefit of 60% of base pay plus target bonus with no maximum monthly benefit.

6.
Relocation: The Company will relocate you and your family under the Tier 1 relocation policy for executives. We will authorize Ms. Connie Blair, in our relocation department, to contact you to initiate this process upon your acceptance of this assignment offer.

7.
Termination: In the event that you are terminated by Qwest for reasons other than cause (as defined below), you will be entitled to one year's base pay and a prorated bonus paid at "target", provided you waive all claims against Qwest in a form acceptable to Qwest. Cause is defined as theft from the Company, conviction of a felony or other crime involving moral turpitude and/or the willful engagement of gross misconduct that is materially and demonstrably injurious to the Company.

Please pay special attention to the following items, as this offer of employment is conditional upon your completion of each:

8.
Non-Compete/Non-Solicitation/Non-Disclosure Agreements: You will be required to sign the attatched non-compete/non-solicitation/non-disclosure and confidentiality agreement, which will be enforceable for the duration of one year from your separation of employment with Qwest.

9.
Drug Test: You must successfully complete a drug test within two (2) business days of your receipt of this offer. Please contact 1-866-682-4166 (toll free number) to schedule your drug test nearest your home or work location. You will not be contacted as to the results of your test unless there is an issue.

10.
Background Check: You are required to complete and return the enclosed Information and Authorization form, Fair Credit Reporting Act Disclosure and Authorization form and the Qwest Application for Employment with of your acceptance of this offer. You will not be contacted as to the results of the background checks that these forms authorize unless there is a discrepancy.

John Richardson
March 27, 2003, Page 3

We anticipate your start date to be no later than May 1, 2003.

If you have questions about this information, please feel free to call me at 303-992-5943.

If the above terms and conditions are acceptable to you, please sign below and return a copy to Jana Venus with the signed Non-Compete/Non-Solicitation/Non-Disclosure Agreements. Jana's fax number is 303-992-3375.

Sincerely,

/s/  JILL R. SANFORD

Jill R. Sanford
Vice President, Human Resources

I accept the above offer:
/s/ JOHN W. RICHARDSON John Richardson	03-05-45 Date of Birth

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  EXHIBIT 10.52